SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 20349

                               LIFE RE CORPORATION
             (Exact name of registrant as specified in its charter)

                               969 High Ridge Road
                               Stamford, CT. 06905
                                 (203) 321-3000
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                          Common Stock, $.001 Par Value
          6% Adjustable Conversion-Rate Equity Security Units ("ACES")
            (Title of each class of securities covered by this Form)

                                      None

   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4 (a) (1) (i)     [X]              Rule 12h-3 (b) (1) (ii)    [ ]
   Rule 12g-4 (a) (1) (ii)    [ ]              Rule 12g-4 (a) (2) (i)     [ ]
   Rule 12h-3 (b) (2) (i)     [ ]              Rule 12g-4 (a) (2) (ii)    [ ]
   Rule 12h-3 (b) (2) (ii)    [ ]              Rule 12h-3 (b) (1) (i)     [X]
   Rule 15d-6                 [ ]

      Approximate number of holders of record of the Common Stock as of the certification or notice date (before giving effect to the merger of Life
      Re Corporation with a subsidiary of Swiss Reinsurance Company): 4,000

 Approximate number of holders of record of the ACES as of the certification or notice date: 40

Pursuant to the requirements of the Securities Exchange Act of 1934, Life Re Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         DATE: December 1, 1998                BY: /s/ W. Weldon Wilson
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